EXHIBIT 3

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of October 17, 2016 by and among Stewart Information Services Corporation (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Starboard is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 2,315,000 shares (the “Shares”), or approximately 9.9%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement to modify the composition of the Company’s Board of Directors (the “Board”) and as to certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.       Resignation, Appointment, Nomination and Election of Directors; Board Committees; Replacement Rights and Related Agreements.

(a)                 Resignation and Appointment of Directors. Immediately after the execution of this Agreement, (1) the Company shall cause Malcolm S. Morris and Stewart Morris, Jr. to resign from the Board and all committees thereof, (2) the Board and all applicable committees of the Board shall take all necessary actions to (A) accept such resignations and (B) appoint each of Matthew W. Morris and Clifford Press (the “Starboard Designee”) as a director of the Company. The Starboard Designee shall qualify as “independent” pursuant to the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

(b)                 Selection of the New Independent Directors. Promptly following the execution of this Agreement, but in any event within ten (10) business days hereof, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), as reconstituted under Section 1(i), shall take all necessary actions in good faith to (1) commence a search for two (2) new independent directors (the “New Independent Directors”) and (2) retain a nationally-recognized director search firm to assist as requested with such search (the “Search Firm”). The Nominating Committee shall determine and provide the Search Firm with the appropriate skill set, qualifications and experience for the two New Independent Directors, which shall include, among other criteria selected by the Nominating Committee from time to time, recent experience as a director or executive officer in the technology enabled financial services industries and/or recent experience as a director or executive officer in the title insurance industry (such criteria, the “Director Criteria”). For the avoidance of doubt, the Nominating Committee shall determine whether any candidates for the New Independent Directors meet the Director Criteria or, regardless, are otherwise qualified to serve as a New Independent Director. The Nominating Committee shall task the Search Firm with providing the Nominating Committee with (i) a list of highly qualified candidates for the New Independent Directors who meet the Director Criteria within ten (10) business days of such request, which list shall include at least eight (8) candidates, and (ii) additional candidates from time-to-time until the Board has appointed both New Independent Directors. Starboard and any other person will be entitled to directly suggest names of potential candidates to the Search Firm. In addition to considering the candidates suggested by the Search Firm, the Nominating Committee will also give due consideration to Ernest D. Smith (“Mr. Smith”), Roslyn B. Payne (“Ms. Payne”) and any other candidates that the Nominating Committee believes are appropriate for consideration, each of whom shall also be vetted by the Search Firm. Each of the New Independent Directors shall qualify as “independent” pursuant to the NYSE listing standards and the rules and regulations of the SEC and not be an employee or principal of Starboard.

(c)                 Appointment of the New Independent Directors. The Nominating Committee shall determine whether to recommend to the Board any potential candidate(s) for appointment as the New Independent Director(s). Neither of Laurie C. Moore and Governor Frank Keating shall participate in (i) interviewing candidates for the New Independent Directors or (ii) providing input to the Nominating Committee regarding any such candidates. A candidate must be recommended by a majority of the Nominating Committee before his or her appointment as a director is presented for approval by the Board. The Nominating Committee shall endeavor in good faith to present to the Board a total of three preferred candidates for the first New Independent Director position and a total of three preferred candidates for the second New Independent Director Position (which may include the same candidates presented for the first New Independent Director position), or if the First New Independent Director has already been appointed, a total of two preferred candidates for the second New Independent Director position, in each case within thirty (30) days of the Nominating Committee’s receipt of the list of candidates from the Search Firm. Following the presentation of the preferred candidate(s) by the Nominating Committee, representatives of the Board shall have up to seven (7) days to interview each candidate prior to the Board’s selection and appointment of the New Independent Directors. A candidate presented to the Board will be appointed as a New Independent Director only if approved by a Board consisting of the Starboard Designee (or Starboard Replacement Director, as applicable) with the approval of five (5) out of the seven (7) directors participating in such determination; provided that if the first New Independent Director has already been appointed to the Board prior to the Board’s consideration of candidates for the second New Independent Director, then the first New Independent Director shall participate in the appointment of the second New Independent Director and a candidate presented to the Board will be appointed as the second New Independent Director only if approved by a Board consisting of the Starboard Designee (or Starboard Replacement Director, as applicable) with the approval of six (6) out of the eight (8) directors participating in such determination; provided further that the selection and appointment of any person as the New Independent Director, the First Deadlock Candidate (as defined below) or the Second Deadlock Candidate (as defined below) as provided in this Agreement complies with each of Texas and New York insurance regulatory laws. Each of Laurie C. Moore and Governor Frank Keating shall not vote on, and will recuse herself or himself from any discussions related to, the Board’s selection and appointment of any of the New Independent Directors. Subject to Section 1(d), the Nominating Committee and the Board shall continue to follow the procedures of this Section 1(c) until the New Independent Directors are appointed to the Board.

(d)                 Timing of the Appointment of the New Independent Directors. If the first New Independent Director is not appointed to the Board as of the earlier of (i) the date that is sixty (60) days following the Nominating Committee’s receipt of the list of candidates from the Search firm and (ii) the date that is seventy-five (75) days following the date hereof (the “First Candidate Deadline”), then Starboard may select a candidate for the first New Independent Director who qualifies as “independent” pursuant to the NYSE listing standards and the rules and regulations of the SEC and is not an employee or principal of Starboard and present such candidate and one of Mr. Smith or Ms. Payne to the Board (the candidate and Mr. Smith or Ms. Payne, as selected by Starboard, the “First Deadlock Candidates”). Within five (5) business days after the later of (i) the date that the First Deadlock Candidates submit to the Company the documentation required by Section 1(l)(v) herein and (ii) representatives of the Board have conducted customary interview(s) of the First Deadlock Candidates (which interviews shall have been conducted within seven (7) days of Starboard’s selection of the First Deadlock Candidates), the Board shall select by a plurality vote one of the First Deadlock Candidates and then a majority of the Board shall be required to and shall appoint such selection to the Board as the first New Independent Director. In the event that no First Deadlock Candidate wins a plurality vote of the Board, Starboard shall indicate which of the First Deadlock Candidates shall be appointed as the first New Independent Director. If the second New Independent Director is not appointed to the Board within ninety (90) days of the date hereof, then Starboard may select a candidate for the second New Independent Director who qualifies as “independent” pursuant to the NYSE listing standards and the rules and regulations of the SEC and is not an employee or principal of Starboard and present such candidate and one of Mr. Smith or Ms. Payne to the Board (the candidate and Mr. Smith or Ms. Payne, as selected by Starboard, the “Second Deadlock Candidates”). Within five (5) business days after the earlier of (i) the date that the Second Deadlock Candidates submit to the Company the documentation required by Section 1(l)(iv) herein and (ii) representatives of the Board have conducted customary interview(s) of the Second Deadlock Candidates (which interviews shall have been conducted within seven (7) days of Starboard’s selection of the Second Deadlock Candidates), the Board shall select by a plurality vote one of the Second Deadlock Candidates and then a majority of the Board shall be required to and shall appoint such selection to the Board as the second New Independent Director. In the event that no Second Deadlock Candidate wins a plurality vote of the Board, Starboard shall indicate which of the Second Deadlock Candidates shall be appointed as the second New Independent Director. If the Nominating

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Committee does not provide the Board with a list of the recommended candidates for each of the first and second New Independent Directors within forty-five (45) days of the Nominating Committee’s receipt of the list of candidates from the Search Firm, then the sixty (60) day timeline contemplated in clause (i) of the first sentence of this Section 1(d) shall be extended (without extending the First Candidate Deadline) on a per-diem basis for each day after forty-five (45) days that the Nominating Committee delays providing the Board with the recommendations contemplated in Section 1(c).

(e)                 Nomination of the New Independent Directors. Substantially concurrently with the Board’s appointment of any candidate as the first New Independent Director in accordance with Sections 1(c) and (d), the Board and all applicable committees of the Board shall take all necessary actions to (A) accept the resignation of Laurie C. Moore from the Board and all applicable committees thereof, pursuant to the irrevocable resignation letter previously delivered to the Board in accordance with Section 1(k), and (B) appoint the first New Independent Director to such committees as the Board may determine. Substantially concurrently with the Board’s appointment of any candidate as the second New Independent Director in accordance with Sections 1(c) and (d), the Board and all applicable committees of the Board shall take all necessary actions to (A) accept the resignation of Governor Frank Keating from the Board and all applicable committees thereof, pursuant to the irrevocable resignation letter previously delivered to the Board in accordance with Section 1(k), and (B) appoint the second New Independent Director to such committees as the Board may determine. The Board and all applicable committees of the Board shall nominate each New Independent Director to stand for election at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”). Each of the Nominating Committee and the Board shall use its reasonable best efforts and work in good faith to identify and recommend or appoint the New Independent Directors as promptly as reasonably practicable.

(f)                  Nomination and Election of Directors at the 2017 Annual Meeting. The Board and all applicable committees of the Board shall take all action necessary so that at the 2017 Annual Meeting, the Board shall nominate for election as directors Arnaud Ajdler, Thomas G. Apel, James Chadwick, Glenn C. Christenson, Robert L. Clarke (the “Incumbent Directors”), the Starboard Designee (or Starboard Replacement Director, as applicable), Matthew W. Morris and the New Independent Directors. The Board and all applicable committees of the Board shall not nominate any persons for election as directors at the 2017 Annual Meeting other than (1) the Incumbent Directors, (2) Matthew W. Morris, (3) the Starboard Designee and (4) the New Independent Directors (the individuals in clauses (1)-(4), the “Board Slate”). The Company will recommend and solicit proxies for the election of the Board Slate as directors at the 2017 Annual Meeting.

(g)                 Termination of the Advisory Board. Substantially concurrently with the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary action to (1) accept the resignation of each member of the advisory Board from the advisory Board and all committees thereof, which irrevocable resignation letter was delivered to the Board in accordance with Section 1(k), and (2) dissolve the advisory Board and terminate any existing agreements with advisory Board members regarding their service as advisory Board members. During the Standstill Period (as defined below), the Board and all applicable committees of the Board shall not create any advisory Board.

(h)                 Termination of the Executive Committee of the Board. Substantially concurrently with the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary action to dissolve the executive committee of the Board. During the Standstill Period, the Board and all applicable committees of the Board shall not create any executive committee of the Board.

(i)                   Reconstitution of Nominating Committee. Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary action to reconstitute the Nominating Committee such that the members of the reconstituted Nominating Committee shall initially be, and shall remain during the Standstill Period, Thomas G. Apel, James Chadwick and the Starboard Designee (or the Starboard Replacement Director, as applicable), with the Starboard Designee (or the Starboard Replacement Director, as applicable) serving as Chairperson. During the Standstill Period, the Board shall not change the size or composition of the Nominating Committee without the prior written consent of Starboard. As promptly as practicable after the date of this Agreement, and without affecting the obligations of the Company under this Agreement, the reconstituted Nominating Committee shall adopt rules, procedures and a schedule governing the Nominating Committee in order to timely fulfill its obligations under this Agreement.

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(j)                  Replacement Rights. If the Starboard Designee (or his or her Starboard Replacement Director (as defined below), if applicable) is unable or unwilling to serve as a director, resigns as a director or is removed as a director during the Standstill Period, and at such time Starboard has combined beneficial and economic ownership in the aggregate of at least three percent (3.0%) of the Company’s then outstanding Common Stock (the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute director(s) in accordance with this Section 1(j) (any such replacement nominee shall be referred to as the “Starboard Replacement Director”). Any Starboard Replacement Director recommended by Starboard must meet the following criteria: (1) such person will qualify as “independent” pursuant to NYSE listing standards and (2) such person has the relevant financial and business experience to be a director of the Company and, with regard to a Starboard Replacement Director, to replace the Starboard Designee (or any Starboard Replacement Director, if applicable), and (3) such person meets the publicly disclosed guidelines and policies with respect to service on the Board as in effect as of the date of this Agreement (the “Corporate Governance Guidelines and Policies”), in each case, as reasonably determined by the Nominating Committee (clauses (1)-(3), the “Replacement Criteria”). The Nominating Committee shall make its determination and recommendation regarding whether such person meets the Replacement Criteria within five (5) business days after the later of (i) such nominee having submitted to the Company the documentation required by Section 1(l)(v) herein and (ii) representatives of the Nominating Committee having conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated in this Section 1(j) as promptly as practicable, but in any case, assuming reasonable availability of the nominees, within ten (10) business days, after Starboard’s submission of such nominees to the Nominating Committee. In the event the Nominating Committee does not accept a substitute person recommended by Starboard as the Starboard Replacement Director as a result of such person not meeting the Replacement Criteria, Starboard shall have the right to recommend additional substitute person(s) meeting the Replacement Criteria whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Starboard Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) calendar days after the Nominating Committee recommendation of such Starboard Replacement Director; provided, however, that if the Board does not elect such Starboard Replacement Director to the Board as a result of such person not meeting the Replacement Criteria, the Parties shall continue to follow the procedures of this Section 1(j) until a Starboard Replacement Director is appointed to the Board; provided further that the selection and appointment of any person as the Starboard Replacement Director as provided in this Agreement complies with each of Texas and New York insurance regulatory laws. Upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. If at any time Starboard’s aggregate beneficial and economic ownership of Common Stock decreases to less than the Minimum Ownership Threshold, the right of Starboard pursuant to this Section 1(j) to participate in the recommendation of a Starboard Replacement Director to fill the vacancy caused by the resignation or removal of the Starboard Designee or any Starboard Replacement Director shall automatically terminate. Notwithstanding the foregoing, in the event that Starboard fails to comply with its obligations in Section 1(l)(iii) prior to the 2017 Annual Meeting, the Company shall not be required to nominate, recommend, support or solicit proxies for the election of the Starboard Designee (or the Starboard Replacement Director, as applicable) to the Board at the 2017 Annual Meeting. Notwithstanding anything to the contrary in this Agreement, if during the Standstill Period (1) the Starboard Designee (or his Starboard Replacement Director, if applicable) has resigned or been removed as a director, (2) a Starboard Replacement Director has not yet been appointed to the Board and (3) Starboard’s aggregate beneficial and economic ownership of Common Stock meets the Minimum Ownership Threshold, then neither the Nominating Committee nor the Board shall take any actions in furtherance of the selection, recommendation and appointment of the New Independent Director(s) until a Starboard Replacement Director is appointed to the Board and the Nominating Committee.

(k)              Delivery of Resignations. Concurrently with the execution of this Agreement, each of Malcolm S. Morris and Stewart Morris, Jr. has executed and delivered to the Company an irrevocable resignation letter pursuant to which he shall immediately resign from the Board and all applicable committees thereof and, notwithstanding any provision thereof to the contrary, waive any right to be nominated as a director pursuant to the terms of that certain exchange agreement, dated as of January 26, 2016, by and among the Company and Malcolm S. Morris, Matthew W. Morris, Stewart Morris, Jr., Morris Children Heritage Trust and Stewart Security Capital, LP.

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Concurrently with the execution of this Agreement, each of Laurie C. Moore and Governor Frank Keating has executed and delivered to the Company an advance irrevocable resignation letter pursuant to which he or she shall resign from the Board and all applicable committees thereof effective upon the Board’s approval of the appointment of any candidate as the first and second New Independent Director, respectively, in accordance with Sections 1(c) and (d). Concurrently with the execution of this Agreement, each of Paul W. Hobby and Matthew W. Morris has executed and delivered to the Company an irrevocable resignation letter pursuant to which he shall immediately resign from the advisory Board.

(l)                     Additional Agreements.

(i)                   Starboard agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)                 Upon execution of this Agreement, Starboard hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (1) other than as set forth in this Agreement, nominate or recommend for nomination any person for election at the 2017 Annual Meeting, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly. Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(l)(ii), provided, however, that the foregoing shall not be deemed to limit the ability of any director of the Company to act in accordance with his or her fiduciary duties.

(iii)                Starboard agrees that it will (1) appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by Starboard at the meeting, (w) in favor of the election of the Board Slate, (x) in favor of the ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2017, (y) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and any other Company proposal or stockholder proposal presented at the 2017 Annual Meeting and (2) vote all shares of Common Stock of the Company beneficially owned by Starboard at any meeting during the Standstill Period (whether at a special meeting or otherwise) in accordance with the Board’s recommendation on any proposal relating to the removal of director(s); provided, however, that in the event Institutional Shareholder Services Inc. (ISS) or Glass Lewis & Co., LLC (Glass Lewis) recommends otherwise with respect to the Company’s “say on pay” proposal or any other Company proposal or stockholder proposal presented at the 2017 Annual Meeting (other than proposals relating to the election or removal of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iv)               Prior to the date of this Agreement, the Starboard Designee has submitted to the Company (x) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (y) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company that have been provided to such person prior to the date hereof. After being identified, each of the New Independent Directors and any Starboard Replacement Director will promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit to the Company (a) a fully completed copy of the Company’s standard director & officer questionnaire and other

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reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (b) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company that have been provided to such person prior to such date.

(v)                 The Company agrees that during the Standstill Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than nine (9) directors.

2.       Standstill Provisions.

(a)  Starboard agrees that from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) pursuant to the Company’s Third Amended and Restated By-laws and (y) the date that is one-hundred and thirty (130) days prior to the first anniversary of the 2017 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)                   engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)                 form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)                deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and their Affiliates and otherwise in accordance with this Agreement;

(iv)               seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2018 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)                 (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any other third party in any such related activity, (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board, prior to such activity becoming public, or (D) call or seek the calling of a special meeting of stockholders;

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(vi)               seek, alone or in concert with others, representation on the Board, except as specifically permitted in this Agreement;

(vii)              seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii)            make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)  Except as expressly provided in this Agreement, each of Starboard and its Affiliates and Associates under its control shall be entitled to (i) vote its shares on any other proposal duly brought before the 2017 Annual Meeting or otherwise vote as Starboard determines in its sole discretion, (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(l)(iii)), and (iii) communicate with other companies, including competitors and potential strategic partners of the Company, in the ordinary course of Starboard’s business in connection with Starboard’s research and evaluation of other companies.

(c)   To the extent that the Starboard Replacement Director is a principal or employee of Starboard, nothing in this Section 2(a) shall be deemed to limit the exercise in good faith by such Starboard Replacement Director of his or her fiduciary duties solely in his or her capacity as a director of the Company.

(d)  Nothing in Section 2(a) shall be deemed to prohibit Starboard and its Affiliates and Associates from communicating privately with the Company’s directors, officers, and advisors so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party.

3.       Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (1) any law, rule, regulation, order, judgment or decree applicable to the Company or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (d) the Company has reached an agreement with Foundation Asset Management, LP whereby Foundation has withdrawn its consent solicitation to call a special meeting of stockholders of the Company and any request to call a special meeting of stockholders of the Company.

4.                        Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by

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Starboard does not and will not violate or conflict with (1) any law, rule, regulation, order, judgment or decree applicable to Starboard or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Starboard is a party or by which it is bound, (e) as of the date of this Agreement, Starboard is deemed to beneficially own in the aggregate 2,315,000 shares of Common Stock, (f) as of the date hereof, Starboard does not currently have and does not currently have any right to acquire any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (g) Starboard will not, directly or indirectly, compensate or agree to compensate each of the New Independent Directors or the Starboard Designee (other than a New Independent Director or Starboard Replacement Director that is a principal or employee of Starboard) for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, other than, in the case of the Starboard Replacement Director, any performance-based compensation tied to the investments of Starboard. For the avoidance of doubt, nothing herein shall prohibit Starboard for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

5.                        Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee or subcommittee thereof) nor Starboard shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

6.                        Specific Performance.

Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.                        Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred solely in connection with the matters related to the 2017 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $105,000 in the aggregate.

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8.                        Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.       Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company: Stewart Information Services Corporation

1980 Post Oak Blvd., Suite 800

Houston, TX 77056

Attention: Matthew W. Morris

Telephone: (713) 625-8000

Facsimile: (713) 629-2323

Email: matt@stewart.com

With copies (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036
Attention: Richard J. Grossman
Telephone: (212) 735-2116

Facsimile: (917) 777-2116

Email: Richard.Grossman@skadden.com

If to Starboard or any member thereof: Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention: Jeffrey C. Smith

Telephone: (212) 845-7955

Facsimile: (212) 845-7989
Email: JSmith@starboardvalue.com

With a copy (which shall not constitute notice) to: Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022
Attention: Eleazer Klein

Telephone: (212) 756-2376

Facsimile: (212) 593-5955
Email: eleazer.klein@srz.com

10.       Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably

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agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

11.       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.       Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, principals, partners, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

13.       Termination.

In the event that within one-hundred and ten (110) days of this Agreement (the “Outside Date”), two (2) New Independent Directors (i.e., any two (2) of the New Independent Directors, the First Deadlock Candidate or the Second Deadlock Candidate) are not serving as directors of the Company because of regulatory issues, then Starboard may terminate this Agreement by delivering written notice to the Company within five business days of the Outside Date and if Starboard delivers such termination notice, this Agreement and the related documents delivered in connection herewith shall terminate and be of no further force and effect; provided, however, that in such termination event, the Board shall take all necessary action to ensure that Starboard has not less than ten (10) business days within which to submit nominations of director candidates for election to the Board at the 2017 Annual Meeting.

14.        Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in

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writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

[The remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

STEWART INFORMATION SERVICES CORPORATION

By:  /s/ Matthew W. Morris

Name: Matthew W. Morris
Title: Chief Executive Officer

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP, its manager

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE LP
By: Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP, its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC, its general partner

STARBOARD VALUE R GP LLC

By:     /s/ Jeffrey C. Smith

Name: Jeffrey C. Smith
Title: Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD

[Exhibit A]

EXHIBIT B

PRESS RELEASE

[Exhibit B]

Stewart Announces Agreement with Starboard on Board Composition and Governance Enhancements

Three New Independent Directors to be Appointed to the Board

Appoints CEO Matthew Morris to Board

HOUSTON, October 18, 2016 -- Stewart Information Services Corporation (NYSE:STC) today announced that it has entered into an agreement with Starboard Value LP (together with certain of its affiliates, "Starboard") regarding the composition of the Stewart Board of Directors.

Stewart Chief Executive Officer Matthew Morris and a new independent director, Clifford Press, will be appointed to the Board, effective immediately. Mssrs. Morris and Press will replace Malcolm S. Morris and Stewart Morris, Jr., who have agreed to resign after each serving on the Board for 16 years. In addition, the Board has committed to appoint two other new independent directors and is hiring a nationally recognized director search firm to assist in the process. The two new independent directors will replace Laurie Moore-Moore and Frank Keating, two current members of the Board, who have agreed to step down once the new independent directors have been identified and appointed to the Board.

With the addition of Mssrs. Morris and Press, and the two new independent Board members to be named, the Stewart Board will be comprised of nine directors, eight of whom will be independent.

“The enhancements announced today will help us improve Stewart’s corporate governance structure for the benefit of all shareholders, allowing us to create a truly independent Board in-line with best practices,” said Thomas Apel, Chairman of the Stewart Board. “We welcome Clifford to the Board and look forward to benefitting from his perspective and significant financial and investing expertise as we continue to execute on our strategy to ensure long-term growth at Stewart. We believe the newly constituted Stewart Board, which will include substantial industry expertise, diverse perspectives, and a wide variety of backgrounds, will help guide the Company forward.”

Mr. Apel continued, “On behalf of the Board, I also want to thank Malcolm and Stewart for their service as directors and dedication to the Company. As true leaders of Stewart, they have played an integral role in the Company’s success and have provided the rest of the Board and management team with valuable insights and leadership over many years. They have been valued directors and their willingness to put Stewart ahead of their own personal interests demonstrates their leadership and commitment to the Company.”

"We are pleased to reach an agreement that brings new perspectives to our Board of Directors,” said Matthew Morris, Chief Executive Officer. “The management team and I look forward to working with the entire Board toward our common goal of significantly improving shareholder value.”

Pursuant to the agreement, Starboard has also agreed to certain customary standstill and voting provisions through the earlier of fifteen business days prior to the nomination deadline for the Company’s 2018 Annual Meeting of Shareholders and one-hundred thirty days prior to the first anniversary of the Company’s 2017 Annual Meeting of Shareholders.

“We believe Stewart is an excellent company, with solid fundamentals and a strong market position,” said Jeffrey C. Smith, Starboard’s CEO and Chief Investment Officer. “We are pleased to have worked constructively with the Stewart Board to institute these enhancements, which we believe will improve the governance and independence of the Board. We fully expect the newly constituted board to work with management to significantly improve operations and enhance value for shareholders.”

Stewart also announced today that it has entered into a separate agreement with Foundation Asset Management, LP (together with certain of its affiliates, “Foundation”), pursuant to which Foundation has agreed, among other things, to abandon its consent solicitation seeking to call a special meeting of Stewart’s shareholders. Foundation has also agreed to certain customary standstill and voting provisions through ten business days prior to the nomination deadline for the 2018 Annual Meeting of Shareholders.

The full agreements with Starboard and Foundation will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Stewart.

About Matt Morris

Matt Morris, 45, serves as the chief executive officer of Stewart Information Services Corporation. Previously, he was senior executive vice president for Stewart Information Services Corporation, Stewart Title Company and Stewart Title Guaranty Company. Mr. Morris joined Stewart in May 2004 to serve as senior vice president of Planning and Development. Prior to rejoining Stewart, he served as director and COO for a strategic litigation consulting firm, offering trial and settlement sciences and communications strategy.

Mr. Morris graduated from Southern Methodist University with a Bachelor's of Business Administration in organizational behavior and business policy, and received his MBA from the University of Texas with a concentration in finance.

About Clifford Press

Clifford Press, 63, is an experienced governance oriented investor, and has served on the Boards of numerous public companies in the course of his career. He currently serves as a director of Newcastle Investment Corp and Quantum Corporation. Mr. Press has recently served as a director of GM Network, Ltd, a private holding company providing Internet-based digital currency services and SeaBright Holdings, Inc., a specialty underwriter of multi-jurisdictional workers' compensation insurance. In 2005 Clifford Press formed Oliver Press Partners in partnership with Gus Oliver. The principals use their extensive legal, investment banking and transaction-oriented investing experience to execute their investment strategy. In 1986, Mr. Press co-founded the investment company Hyde Park Holdings which engaged in a number of investment and acquisition activities from its founding through the 1990s. From 1983 to 1986, Mr. Press began his career as an M&A banker at Morgan Stanley and Co., Incorporated.

Mr. Press received his undergraduate degree from Oxford University in England and in 1983 received an MBA from the Harvard Business School.

About Stewart

Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”). Prior to the 2017 Annual Meeting, the Company will furnish a definitive proxy statement to its shareholders (the “2017 Proxy Statement”), together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their director or indirect interests, by security holdings or otherwise, will be set forth in the 2017 proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Shareholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.stewart.com) or by contacting Nat Otis by phone at (713) 625-8360, by email at nat.otis@stewart.com or by mail at Stewart Information Services Corporation, Attn: Investor Relations, 1980 Post Oak Blvd., Ste. 800, Houston, TX 77056.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things: economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-

compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this press release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

Contacts:

Nat Otis, (713) 625-8360

Director-Investor Relations

nat.otis@stewart.com

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Scott Bisang / Viveca Tress

(212) 355-4449